Exhibit 4.2

[Insert the Global Notes Legend, if applicable]

[Insert the Restricted Notes Legend, if applicable]

(Face of Note)

AMERICAN AXLE & MANUFACTURING, INC.

Guaranteed by

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
AAM INTERNATIONAL HOLDINGS, INC.
ACCUGEAR, INC.
 ALPHA SPV I, INC.
AUBURN HILLS MANUFACTURING, INC. (F/K/A DIETRONIK, INC.)
COLFOR MANUFACTURING, INC.
MSP INDUSTRIES CORPORATION
OXFORD FORGE, INC.

6.25% Senior Notes Due 2025

CUSIP: _____________
ISIN:_____________

No. ___	$_______________

AMERICAN AXLE & MANUFACTURING, INC.

AMERICAN AXLE & MANUFACTURING, INC., a Delaware corporation (the “Company”, which term includes any successor under the Indenture hereinafter referred to),  for value received, promises to pay to CEDE & Co., or registered assigns, the principal sum set forth on the Schedule of Increases or Decreases in Principal Amount attached hereto, on April 1, 2025.

Interest Payment Dates: April 1 and October 1
Record Dates: March 15 and September 15

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: March 23, 2017

AMERICAN AXLE & MANUFACTURING, INC.

By:
Name:
Title:

Attest:

 American Axle & Manufacturing Holdings, Inc. (“Holdings”), and AAM International Holdings, Inc., AccuGear, Inc., Alpha SPV I, Inc., Auburn Hills Manufacturing, Inc. (f/k/a DieTronik, Inc.), Colfor Manufacturing, Inc., MSP Industries Corporation and Oxford Forge, Inc. (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), which term includes any successor Person under the Indenture dated as of November 3, 2011 (as supplemented by the First Supplemental Indenture thereto dated as of March 23, 2017, the “Indenture”) among American Axle & Manufacturing, Inc., as issuer, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), unconditionally guarantee, to the extent set forth in the Indenture and subject to the provisions of the Indenture, the due and punctual payment of the principal of, any premium and interest on the Notes, when and as the same shall become due and payable, whether at maturity, redemption, repayment or otherwise, and the other obligations set forth in, and all in accordance with the terms of, Article Sixteen, in the case of Holdings, and Article Seventeen, in the case of the Subsidiary Guarantors, of the Indenture.

The obligations of the undersigned to the Holders of the Notes and to the Trustee pursuant to these Guarantees and in the Indenture are expressly set forth in the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantees and all of  the other provisions of the Indenture to which these Guarantees relate.

IN WITNESS WHEREOF, each of the Guarantors has caused this Note to be duly executed.

Dated: March 23, 2017

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
AAM INTERNATIONAL HOLDINGS, INC.
ACCUGEAR, INC.
ALPHA SPV I, INC.
AUBURN HILLS MANUFACTURING, INC. COLFOR MANUFACTURING, INC.
 (F/K/A DIETRONIK, INC.)
MSP INDUSTRIES CORPORATION
OXFORD FORGE, INC.

By:
Name:
Title:

Attest:

TRUSTEE’S CERTIFICATE OF AUTHORIZATION

Dated: March 23, 2017

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. Bank National Association

as Trustee

By:
Authorized Officer

(BACK OF NOTE)

6.25% Senior Notes Due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.  The securities represented by this Note and any additional Securities of the same series issued under the Indenture are collectively referred to herein as “the Notes.”

1.      Interest.  American Axle & Manufacturing, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 6.25% per annum from the date hereof until maturity and Additional Interest (as defined in the Registration Rights Agreement), if any, payable pursuant to the Registration Rights Agreement referred to below. The Company shall pay interest and Additional Interest, if any, in arrears semiannually on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance through but excluding the date on which interest is paid. The first Interest Payment Date shall be October 1, 2017. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

“Registration Rights Agreement” means that certain registration rights agreement dated as of March 23, 2017, among the Company, the Guarantors and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein, relating to the Notes, as such agreement may be amended, modified or supplemented from time to time.

2.      Method of Payment.  The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on March 15 or September 15, as applicable, immediately preceding each Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 307 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose in the borough of Manhattan, The City of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.      Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.      Indenture.  The Company issued the Notes under an Indenture dated as of November 3, 2011 (as supplemented by the First Supplemental Indenture thereto dated as of March 23, 2017, the “Indenture”) between the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. This Note is an obligation of the Company, which series is initially limited to $700,000,000 in aggregate principal amount. The Indenture pursuant to which this Note is issued provides that an unlimited amount of additional Notes may be issued thereunder.

5.      Optional Redemption.  On and after April 1, 2020, the Company will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the Redemption Prices (expressed in percentages of principal amount on the Redemption Date), plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on April 1 of the years set forth below:

Period	Redemption Price
2020	104.688%
2021	103.125%
2022	101.563%
2023 and thereafter	100.000%

Prior to April 1, 2020, the Company will be entitled at its option to redeem all or a portion of the Notes at a Redemption Price equal to 100% of the principal amount of the Notes plus the Applicable Premium plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address or delivered electronically,  not less than 30 nor more than 60 days prior to the Redemption Date.

In addition, the Company may on any one or more occasions prior to April 1, 2020 redeem up to 35% of the original principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a Redemption Price of 106.25% of the principal amount thereof plus accrued and unpaid interest, if any, to the applicable Redemption Date (subject to the right of Holders on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date); provided that:

(1) at least 65% of the original principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) remains outstanding after each such redemption; and

(2) the redemption occurs within 90 days after the closing of such Equity Offering.

“Applicable Premium” means, with respect to a Note on any Redemption Date, the greater of (a) 1.0% of the principal amount of such Note, and (b) the excess, if any, of (a) the present value as of such Redemption Date of (i) the Redemption Price of such Note on April 1, 2020 (as set forth above), plus (ii) all required interest payments due on such Note through April 1, 2020 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (b) the then outstanding principal of such Note.

“Equity Offering” means a public offering for cash by the Issuer or Holdings of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (x) public offerings with respect to the Company’s or Holding’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (y) an issuance to any Subsidiary of Holdings or (z) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock of the Company, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax share arrangements).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to April 1, 2020; provided, however, that if the period from the Redemption Date to April 1, 2020 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to April 1, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

The Company will mail or deliver electronically notice of any redemption at least 30 days, but not more than 60 days, before the Redemption Date to each Holder of the Notes to be redeemed. If less than all the Notes are to be redeemed at any time, the Trustee will select Notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes or portions thereof called for redemption.

6.      Special Mandatory Redemption. If (i) the Merger Agreement is terminated, (ii) the Company or Holdings notifies the Trustee in writing that they will not consummate the Merger or otherwise publicly announce that the Merger will not be consummated or (iii) the Merger is not consummated on or prior to November 1, 2017 (the earliest of such events, the “Special Mandatory Redemption Trigger Event”), the Company will be required to redeem (the “Special Mandatory Redemption”) all of the Notes on the Special Mandatory Redemption Date (as defined below) at a redemption price (the “Special Mandatory Redemption Price”) equal to 100% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, from the date of initial issuance, or the most recent date to which interest has been paid or duly provided for, whichever is later, to, but excluding, the Special Mandatory Redemption Date.

The Company will cause the notice of Special Mandatory Redemption to be mailed or delivered electronically, with a copy to the Trustee, within five Business Days after the occurrence of the Special Mandatory Redemption Trigger Event to each Holder of the Notes at its registered address, and will redeem the Notes on the date specified in such notice, which date shall be no later than five business days following the date of such notice (such date specified in the notice, the “Special Mandatory Redemption Date”).

“Merger Agreement” means that certain agreement and plan of merger, dated as of November 3, 2016, by and among Holdings, Alpha SPV I, Inc., a wholly-owned subsidiary of Holdings, and Metaldyne Performance Group Inc. (“MPG”); and “Merger” means the merger of Alpha SPV I, Inc. with and into MPG pursuant to the Merger Agreement, resulting in MPG being a wholly owned subsidiary of Holdings.

7.      Change of Control.  Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part of each Holder’s Notes at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. Within 30 days following any Change of Control, the Company will (i) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and (ii) send by first-class mail or deliver electronically, with  a copy to the Trustee, a notice to each registered Holder stating: (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the Indenture and that all Notes timely tendered will be accepted for payment; (2) the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (4) the procedures that Holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

The Company shall comply with the requirements of Rule 14e of the Securities Exchange Act of 1934 (the “Exchange Act”) and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the terms of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture or the Notes by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control  Purchase Price in respect of all Notes or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each registered Holder of Notes properly tendered the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any; provided, that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein and all other provisions of the Indenture and terms of the Notes applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

“Change of Control” means the occurrence of any of the following events:

(a)  any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% of the total voting power of the voting stock of Holdings or the Company (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(b)  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such board or whose nomination for election by the stockholders of Holdings was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such Board of Directors then in office;

(c)  the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, or of the Company and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

(d)  the adoption by the stockholders of Holdings or the Company of a plan or proposal for the liquidation or dissolution of Holdings or the Company; or

(e)  Holdings ceases to own, directly or indirectly, all of the Capital Stock of the Company (other than in connection with a merger of Holdings into the Company permitted by the Indenture).

For the avoidance of doubt, the Merger does not constitute a Change of Control for purposes of this Section 7.

8.      Consolidation, Merger, Sale or Conveyance.

(a)  Neither the Company nor Holdings may consolidate with or merge into any other Person or convey, transfer or lease their properties and assets substantially as an entirety to any Person, unless:

(1)  the successor or transferee entity, if other than the Company or Holdings, as the case may be, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, any premium on and any interest on, all the outstanding notes and the performance of every covenant and obligation in the Indenture to be performed or observed by the Company or Holdings, as the case may be;

(2)  immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)  the Company or Holdings, as the case may be, has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each in the form required by the Indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction.

(b)  No Subsidiary Guarantor may consolidate with or merge into any other Person or convey, transfer or lease their properties and assets substantially as an entirety to any Person, unless:

(1)  the successor or transferee Person, if not a Subsidiary Guarantor prior to such merger, conveyance, transfer or lease, shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, all the obligations of such Subsidiary under its Guarantee; provided, however, that the foregoing shall not apply in the case of a Subsidiary Guarantor (x) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Company, Holdings or an Affiliate of the Company or Holdings), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary;

(2)  immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)  the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this paragraph 7 and that all conditions precedent herein provided for relating to such transaction have been complied with.

(c)  Upon any consolidation by the Company, Holdings or any Subsidiary Guarantor with or merger by the Company, Holdings or any Subsidiary Guarantor, as the case may be, with or into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company, Holdings or any Subsidiary Guarantor, as the case may be, substantially as an entirety to any Person, the successor Person formed by such consolidation or into which the Company, Holdings or such Subsidiary Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, and be subject to every obligation of, the Company, Holdings or such Subsidiary Guarantor, as the case may be, under the Indenture  and the Notes or the Guarantees, as the case may be, with the same effect as if such successor Person had been named as the Company, Holdings or such Subsidiary Guarantor, as the case may be, therein, and in the event of any such conveyance or transfer, the Company, Holdings or any Subsidiary Guarantor, as the case may be, except in the case of a lease, shall be discharged of all obligations and covenants under the Indenture and the Notes or the Guarantees, as the case may be, and may be dissolved and liquidated.

9.      Limitation on Liens. The Company and Holdings will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any indebtedness for money borrowed (“Debt”) secured by a Mortgage upon any Operating Property, or upon shares of Capital Stock or Debt issued by any Restricted Subsidiary and owned by the Company or Holdings or any Restricted Subsidiary, whether owned at the original date of the Indenture (November 3, 2011) or thereafter acquired, without effectively providing concurrently that the notes of each series then outstanding under the Indenture are secured equally and ratably with or, at the Company’s option, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt in any computation under such restriction, Debt secured by:

(1)  Mortgages on any property existing at the time of the acquisition thereof;

(2)  Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or Holdings or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation (or a division thereof) as an entirety or substantially as an entirety to the Company, Holdings or a Restricted Subsidiary; provided that any such Mortgage does not extend to any property owned by the Company, Holdings or any Restricted Subsidiary immediately prior to such merger, consolidation, sale, lease or disposition;

(3)  Mortgages on property of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

(4)  Mortgages in favor of the Company, Holdings or a Restricted Subsidiary;

(5)  Mortgages to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure debt incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property;

(6)  Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(7)  Mortgages existing on the original date of the Indenture (November 3, 2011) or any extension, renewal, replacement or refunding of any Debt secured by a Mortgage existing on the original date of the Indenture (November 3, 2011) or referred to in clauses (1) to (3) or (5); provided that any such extension, renewal, replacement or refunding of such Debt shall be created within 360 days of repaying the Debt secured by the Mortgage referred to in clauses (1) to (3) or (5) and the principal amount of the Debt secured thereby and not otherwise authorized by clauses (1) to (3) or (5) shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; provided further that this clause (7) shall not include Mortgages securing Debt incurred under the Credit Agreements or any extension, renewal, replacement or refunding thereof.

Notwithstanding the restrictions described above, the Company, Holdings and any Restricted Subsidiaries may create, incur, issue, assume or guarantee Debt secured by Mortgages without equally and ratably securing the notes of each series then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Mortgages which would otherwise be subject to such restrictions (other than any Debt secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph) plus all Attributable Debt of the Company, Holdings and the Restricted Subsidiaries in respect of Sale and Leaseback Transactions with respect to Operating Properties (with the exception of such Sale and Leaseback Transactions permitted under clauses (1) through (4) of Section 10 below) does not exceed 10% of Consolidated Net Tangible Assets.

“Credit Agreements” means (i) the Amended and Restated Credit Agreement dated as of January 9, 2004, as amended and restated as of September 13, 2013, among the Company, Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and (ii) when effective, the credit agreement to be entered into in connection with the Merger among the Company, Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for a senior secured term loan A facility in an aggregate principal amount equal to $100 million, a senior secured term loan B facility in an aggregate principal amount equal to $1.55 billion and a senior secured revolving credit facility in an aggregate principal amount equal to $800 million, in each case as amended, restated, supplemented, replaced or refinanced from time to time.

10.      Limitation on Sale and Leaseback Transactions. The Company and Holdings will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Operating Property unless:

(1)  the Sale and Leaseback Transaction is solely with the Company, Holdings or another Restricted Subsidiary;

(2)  the lease is for period not in excess of twenty-four months, including renewals;

(3)  the Company, Holdings or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (7) of Section 9 above, without equally and ratably securing the notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Debt secured by a Mortgage on such Operating Property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4)  the Company, Holdings or such Restricted Subsidiary within 360 days after the sale of such Operating Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Operating Property or (B) the fair market value of such Operating Property to (i) the retirement of the Notes, other Funded Debt of the Company or Holdings ranking on a parity with the Notes or Funded Debt of a Restricted Subsidiary or (ii) the purchase of Operating Property; or

(5)  the Attributable Debt of the Company, Holdings and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the original date of the Indenture (November 3, 2011) (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount of Debt secured by Mortgages on Operating Properties then outstanding (not including any such Debt secured by Mortgages described in clauses (1) through (7) of Section 9 above) which do not equally and ratably secure such outstanding notes (or secure such outstanding notes on a basis that is prior to other Debt secured thereby), would not exceed 10% of Consolidated Net Tangible Assets.

11.      Future Subsidiary Guarantors. The Company will cause each of its Subsidiaries that is not a Subsidiary Guarantor and that guarantees any Guarantee Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on an unsecured and unsubordinated basis and all other obligations set forth in Article Seventeen of the Indenture. Any such supplemental indenture will be executed and delivered no later than 45 days following the date on which such Subsidiary guarantees such Guarantee Indebtedness. The Guarantee of the Notes by any Subsidiary Guarantor will be released and discharged in accordance with Article Seventeen of the Indenture.

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Following the first day (the “Suspension Date”):

(1)  the Notes have an Investment Grade Rating from both of the Ratings Agencies; and

(2)  no Default has occurred and is continuing under the Indenture;

Holdings, the Company and their Subsidiaries will not be subject to the provisions of this covenant.

In addition, upon the occurrence of a Suspension Date, the Company may elect, by delivering written notice thereof to the Trustee, to suspend the Guarantees of the Subsidiary Guarantors. If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Ratings Agency or if a Default or Event of Default occurs and is continuing, then (i) this covenant will thereafter be reinstated (the “Reinstatement Date”), unless and until the Notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event this covenant shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating and no Default or Event of Default is in existence) and (ii) the Guarantees of the Subsidiary Guarantors previously suspended will be reinstated.

“Guarantee Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)  the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto, except to the extent such reimbursement obligation relates to a trade payable or similar obligation to a trade creditor in each case incurred in the ordinary course of business and such obligation is satisfied within 30 days of incurrence) other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) and (2) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, to the extent drawn upon, such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit;

(4)  the principal component or liquidation preference of all obligations of any Subsidiary that is not a Subsidiary Guarantor with respect to the redemption, repayment or other repurchase of any Preferred Stock (but excluding, in each case, any accrued dividends);

(5)  the principal component of all Guarantee Indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such Guarantee Indebtedness is assumed by such Person; provided, however, that the amount of such Guarantee Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Guarantee Indebtedness of such other Persons; and

(6)  the principal component of Guarantee Indebtedness of other Persons to the extent guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., in each case, with a stable or better outlook; provided that a change in outlook shall not by itself constitute a loss of an Investment Grade Rating.

“Ratings Agencies” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical Ratings Agency or agencies, as the case may be, selected by Holdings (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

12.      No Sinking Fund.  The Company shall not be required to make sinking fund payments with respect to the Notes.

13.      Notice of Redemption.  Notice of redemption shall be delivered in accordance with Section 5 or 6 above, as applicable. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date or Special Mandatory Redemption Date, as applicable, interest ceases to accrue on Notes or portions thereof called for redemption, unless the Company defaults in the payment of the applicable redemption price.

14.      Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

15.      Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

16.      Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantors and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes then outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding, on behalf of the Holders of all outstanding Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

17.      Defaults and Remedies.  Events of Default include:

(a)  default in the payment of any interest on the Notes when such interest becomes due and payable, and continuance of such default for a period of 30 days;

(b)  default in the payment of the principal of (or premium, if any, on) the Notes at Maturity or the redemption or repurchase price when the same becomes due and payable;

(c)  default in the performance, or breach, of any covenant or agreement of the Company or Holdings in the Indenture which affects or is applicable to the Notes (other than a default in the performance or breach of a covenant or agreement that is elsewhere in the Indenture specifically dealt with or which has expressly been included in the Indenture solely for the benefit of other series of Securities), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and Trustee by the Holders of at least 25% in principal amount of the outstanding Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(d)  the Guarantee of (i) Holdings or (ii) any Subsidiary Guarantor that is a Significant Subsidiary or a group of Subsidiary Guarantors which collectively (as of the latest audited consolidated financial statements for Holdings) would constitute a Significant Subsidiary, in each case, ceases to be in full force and effect or is declared null and void or Holdings or any such Subsidiary Guarantor denies that it has any further liability under its Guarantee to the Note Holders, or has given notice to such effect (other than by reason of the termination of the Indenture or the release of such Guarantee in accordance with the Indenture), and such condition shall have continued for a period of 30 days after notice is given as specified in the Indenture;

(e)  default in the payment of principal when due or resulting in acceleration of other Indebtedness of the Company, Holdings or any Significant Subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $100 million and such acceleration has not been rescinded or annulled or such Indebtedness repaid within a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes then outstanding; provided that if any such default is cured, waived, rescinded or annulled, then the Event of Default by reason thereof would be deemed not to have occurred;

(f)  failure by Holdings, the Company or any Significant Subsidiary to pay final and nonappealable judgments aggregating in excess of $100 million (net of any amounts that are covered by insurance issued by a reputable and creditworthy insurance company), which judgments are not paid, discharged or stayed for a period of 30 days after such judgment becomes final;

(g)  the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company, Holdings or any Significant Subsidiary in an involuntary case or proceeding under Bankruptcy Law or (B) a decree or order adjudging the Company, Holdings or any Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, Holdings or such Significant Subsidiary under any applicable Federal or State law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, Holdings or such Significant Subsidiary or of any substantial part of their property, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(h)  the commencement by the Company, Holdings or any Significant Subsidiary of a voluntary case or proceeding under Bankruptcy Law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by them to the entry of a decree or order for relief in respect of the Company, Holdings or any Significant Subsidiary in an involuntary case or proceeding under Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against them, or the filing by them of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by them to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, Holdings or any Significant Subsidiary or of any substantial part of their property, or the making by them of an assignment for the benefit of creditors, or the admission by them in writing of their inability to pay their debts generally as they become due; and

(i)  there occurs any other Event of Default provided pursuant to Section 301 or 901 of the Indenture with respect to the Notes.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act of 1933 as in effect on the date of the Indenture.

If any Event of Default as described in clause (a), (b), (c), (d), (e), (f) or (i) occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Notes may declare the principal amount of all of the Notes and any accrued and unpaid cash interest through the date of such declaration, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in Article Five of the Indenture, the Holders of a majority in principal amount of the Notes by written notice to the Company, Holdings and the Trustee, may rescind and annul such declaration and its consequences if the Company has complied with the requirements of Section 502 of the Indenture. In the case of an Event of Default arising from certain events of bankruptcy or insolvency as described in clause (g) and (h) above, all outstanding Notes will become due and payable immediately without further action. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

18.      Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company and Holdings and their Affiliates, and may otherwise deal with the Company and Holdings and their Affiliates, as if it were not the Trustee.

19.      No Recourse Against Others.  No director, officer, employee, incorporator or shareholder of the Company or the Guarantors, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the U.S. Securities and Exchange Commission that such a waiver is against public policy.

20.      Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

21.      Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

22.      CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

23.      Guarantees.  The Company’s obligations under the Notes are fully and unconditionally guaranteed by the Guarantors as set forth in Articles Sixteen and Seventeen of the Indenture.

24.      Ranking.  The Notes and the Guarantees of the Guarantors will be unsecured and unsubordinated obligations and will rank equal in right of payment to all of the existing and future unsecured and unsubordinated indebtedness of the Company and the Guarantors, respectively.

25.      Defeasance and Covenant Defeasance.  The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness with respect to the Notes and (b) certain covenants, consolidations, merger, conveyance, transfer or lease, in each case upon compliance by the Company with certain conditions set forth in the Indenture.

26.      Satisfaction and Discharge.  The Indenture contains provisions for satisfaction and discharge of the Notes at any time upon compliance by the Company with certain conditions set forth in the Indenture.

27.      Certain Restrictions on Transfer and Related Provisions.

(a)      Notes offered and sold to “qualified institutional buyers” in reliance on Rule 144A under the Securities Act (“Rule 144A”) (“Rule 144A Global Notes”) shall be issued initially in the form of one or more permanent global securities in fully registered form, and Notes offered and sold in reliance on Regulation S under the Securities Act (“Regulation S”), shall be issued initially in the form of one or more global securities in fully registered form (“Regulation S Global Notes”), in each case, without interest coupons and with the Global Notes Legend set forth in Section 27(d) below and the Restricted Notes Legend set forth in Section 27(c) below (each security, unless and until becoming an Unrestricted Note, a “Restricted Global Note”), which shall be deposited on behalf of the Holders of the Notes represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Exchange Securities (as defined in the Registration Rights Agreement)  shall be issued in the form of one or more permanent global securities in fully registered form without interest coupons and with the Global Notes Legend set forth in Section 27(d) below, and shall be deposited on behalf of the Holders of the Notes represented thereby with the Trustee, as custodian for the Depositary (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee.

(b)      The Company shall execute and the Trustee shall authenticate and deliver initially one or more global securities that (i) shall be registered in the name of the Depositary for such global security or global securities or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as custodian for the Depositary. If such global securities are Restricted Global Notes, then separate global securities shall be issued to represent Rule 144A Global Notes and Regulation S Global Notes so long as required by law or the Depositary.

Prior to the expiration of the period through and including the 40th day after the later of the commencement of the offering of the Notes and the closing of such offering (such period, the “Restricted Period”), beneficial interests in a Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if (i) such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A, (ii) the transferor first delivers to the Trustee a written certificate to the effect that the beneficial interest in the Regulation S Global Note is being transferred to a person who the transferor reasonably believes to be a “qualified institutional buyer” and is purchasing for its own account or the account of a “qualified institutional buyer”, in each case in a transaction meeting the requirements of Rule 144A, and (iii) the transfer is in accordance with all applicable securities laws of the states of the United States and other jurisdictions.  After the expiration of the Restricted Period, such certification requirements shall not apply to such transfers of beneficial interests in a Restricted Global Note representing Regulation S Global Notes.

Beneficial interests in a Rule 144A Global Note that is a Transfer Restricted Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available), provided that if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream for a non-U.S. person.

The aggregate principal amount of the global securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as provided herein and in the Indenture.

(c)      (i) Except as permitted by the following subclauses (ii), (iii), (iv) and (v), each Note certificate evidencing the Restricted Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (the “Restricted Notes Legend”):

THIS NOTE AND THE GUARANTEES THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘‘SECURITIES ACT’’), AND ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A ‘‘QUALIFIED INSTITUTIONAL BUYER’’ (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, PRIOR TO THE DATE THAT IS [IN THE CASE OF 144A NOTES: ONE YEAR (OR SUCH SHORTER PERIOD AS IS PRESCRIBED BY RULE 144 UNDER THE SECURITIES ACT AS THEN IN EFFECT OR ANY SUCCESSOR RULE WITHOUT ANY VOLUME OR MANNER OF SALE RESTRICTIONS OR COMPLIANCE BY THE ISSUER WITH ANY CURRENT PUBLIC INFORMATION REQUIREMENTS THEREUNDER) AFTER THE LATER OF THE ISSUE DATE AND THE LAST DATE ON WHICH THE ISSUER OR ANY OF ITS AFFILIATES WERE THE OWNER OF SUCH SECURITY (OR ANY PREDECESSOR THERETO)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATIONS S], OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE ISSUER, A GUARANTOR OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO PERSONS REASONABLY BELIEVED TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (F) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH 2(C) AND 2(F) ABOVE, THE ISSUER RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. AS USED HEREIN, THE TERMS ‘‘OFFSHORE TRANSACTION,’’ ‘‘UNITED STATES’’ AND ‘‘U.S. PERSON’’ HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTION.

[For Regulation S Notes only:]BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

“Transfer Restricted Notes” means Notes that bear or are required to bear the foregoing Restricted Notes Legend; and “Unrestricted Notes” means any Notes that are not Transfer Restricted Notes.

(ii)      The Company, acting in its discretion, may remove the Restricted Notes Legend set forth in clause (c)(i) above from any Transfer Restricted Note at any time on or after the Resale Restriction Termination Date applicable to such Transfer Restricted Note. “Resale Restriction Termination Date” means, in the case of Transfer Restricted Notes sold in reliance on Rule 144A, the expiration of the applicable holding period with respect to such Notes set forth in Rule 144(d)(i) of the Securities Act and, in the case of Restricted Notes sold in reliance on Regulation S, 40 days after the later of the original issue date of such Notes and the date on which such Notes (or any predecessor of such Notes) were first offered to persons other than distributors (as defined in Rule 902 of Regulation S) in reliance on Regulation S. Without limiting the generality of the second preceding sentence, the Company may effect such removal by issuing and delivering, in exchange for such Transfer Restricted Note, an Unrestricted Note without such legend, registered to the same Holder and in an equal principal amount, and upon receipt by the Trustee of a written order signed by an officer of the Company stating that the Resale Restriction Termination Date applicable to such Transfer Restricted Note has occurred and requesting the authentication and delivery of an Unrestricted Note in exchange therefor given at least three business days in advance of the proposed date of exchange specified therein (which shall be no earlier than such Resale Restriction Termination Date), the Trustee shall authenticate and deliver such Unrestricted Note to the Depositary or pursuant to such Depositary’s instructions or hold such Note as Custodian and shall request the Depositary to, or, if the Trustee is custodian of such Transfer Restricted Note, shall itself, surrender such Transfer Restricted Note in exchange for such Unrestricted Note without such legend and thereupon cancel such Transfer Restricted Note so surrendered, all as directed in such order. For purposes of determining whether the Resale Restriction Termination Date has occurred with respect to any Notes evidenced by a Transfer Restricted Note or delivering any order pursuant to this Section 27(c)(ii) with respect to such Notes, (i) only those Notes which a Principal Officer of the Company or Holdings actually knows (after reasonable inquiry) to be or to have been owned by an Affiliate of the Company shall be deemed to be or to have been, respectively, owned by an Affiliate of the Company; and (ii) “Principal Officer” means the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or Holdings. For purposes of this Section 27(c)(ii), all provisions relating to the removal of the Restricted Notes Legend set forth in clause (c)(i) above shall relate, if the Resale Restriction Termination Date has occurred only with respect to a portion of the Notes evidenced by a Transfer Restricted Note, to such portion of the Notes so evidenced as to which the Resale Restriction Termination Date has occurred. Each Holder of any Notes evidenced by any Restricted Global Note, by its acceptance thereof, (A) authorizes and consents to, (B) appoints the Company as its agent for the sole purpose of delivering such electronic messages, executing and delivering such instruments and taking such other actions, on such holder’s behalf, as the Depositary or the Trustee may require to effect, and (C) upon the request of the Company, agrees to deliver such electronic messages, execute and deliver such instruments and take such other actions as the Depositary or the Trustee may require, or as shall otherwise be necessary to effect, the removal of the Restricted Notes Legend (including by means of the exchange of all or the portion of such Restricted Global Note evidencing such Note for a certificate evidencing such Note that does not bear such legend) at any time after the Resale Restriction Termination Date.

(iii)      Upon any sale or transfer of a Transfer Restricted Note pursuant to Rule 144 under the Securities Act, the Security Registrar shall permit the transferee thereof to exchange such Transfer Restricted Note for a Note that does not bear the Restricted Notes Legend above and rescind any restriction on the transfer of such Transfer Restricted Note, if the transferor thereof certifies in writing to the Security Registrar that, and if the Company or the Trustee so request, delivers an opinion of counsel to the effect that, such sale or transfer was made in reliance on Rule 144.

(iv)      After a transfer of any Transfer Restricted Notes pursuant to and during the period of the effectiveness of a shelf registration statement filed pursuant to the Registration Rights Agreement with respect to such Notes, all requirements pertaining to transfer restriction legends on such Notes will cease to apply, and an Exchange Security in global form, without restrictive transfer legends, will be available to the transferee of the Holder of such Notes.

(v)      Upon the consummation of an Exchange Offer (as defined in the Registration Rights Agreement) with respect to Transfer Restricted Notes, Exchange Notes in global form will be available to Holders that exchange such Transfer Restricted Notes in such Exchange Offer.

(d)      Notes issued in global form shall bear a legend in substantially the following form (the “Global Notes Legend”):

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAYBE REQUIRED PURSUANT TO SECTION 305 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 305 OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 310 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

(e)      The Trustee shall authenticate and deliver at any time or from time to time, Exchange Securities for issue in an Exchange Offer pursuant to the Registration Rights Agreement for a like principal amount of Transfer Restricted Notes upon delivery of an order executed by an officer of the Company.

28.      Governing Law.  The Indenture, the Notes and the Guarantees are governed by and construed in accordance with the laws of the State of New York.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

American Axle & Manufacturing, Inc.
One Dauch Drive
Detroit, Michigan 48211
Facsimile: (313) 758-3897
Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint ___________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee.

[Include the following only if the Restricted Notes Legend is included hereon]

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the applicable holding period with respect to the Notes set forth in Rule 144(d)(i) of the Securities Act (or, in the case of Regulation S Notes, prior to the expiration of the Restricted Period), the undersigned confirms that such Notes are being transferred in accordance with their terms:

CHECK ONE BOX BELOW

(1)	☐	to the Company, a Guarantor or a subsidiary thereof; or

(2)	☐	pursuant to a registration statement that has been declared effective under the Securities Act of 1933; or

(3)	☐
for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act of 1933, to a person who the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

(4)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933; or

(5)	☐
pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act of 1933 in compliance with Rule 904 under the Securities Act of 1933; or

(6)	☐	pursuant to another exemption from registration under the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (5) or (6) is checked, the Company and the Trustee shall be entitled to require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as each of the Company and the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.

TO BE COMPLETED BY PURCHASER IF (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company and any Guarantors as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
Notice: To be executed by an executive officer

SCHEDULE OF INCREASES OR DECREASES IN PRINCIPAL AMOUNT

The initial principal amount of this Note is $_____________.  The following increases or decreases in this Note have been made:

Date of Redemption or Repurchase	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal amount of this Note following such decrease or increase	Notation Made by or on Behalf of Trustee